JASPERS + HALL, PC
CERTIFIED PUBLIC ACCOUNTANTS

7900 E Union Avenue, Suite 900
Denver, CO 80237

December 5, 2008

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: Arcland Energy Corporation.

We have read the statements that Arcland Energy Corporation included under Item 4.01 of the Current Report on Form 8-K expected to be filed on or about December 5, 2008 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Jaspers + Hall, PC

Jaspers + Hall, PC